UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 22, 2011
(Date of Report/Date of earliest event reported)
SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     The information set forth under Item 2.03 of this Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On March 22, 2011, Sensient Technologies Corporation entered into a senior unsecured note purchase agreement (the “Note Purchase Agreement”) with New York Life Insurance Company, Metropolitan Life Insurance Company and their affiliates (the “Purchasers” ) pursuant to which, subject to specified conditions, in late November 2011 Sensient will issue and sell to the Purchasers an aggregate of $75 million of fixed-rate unsecured promissory notes (the “Notes”). One-third of the Notes (i.e., $25 million) will mature in 2016 and bear interest at the rate of 3.77% per annum; an additional $25 million will bear interest at the rate of 4.14% per annum and mature in 2017; and the remaining $25 million will bear interest at the rate of 4.47% per annum and mature in 2018. The proceeds will be used to repay maturing indebtedness.
     Among other requirements, the Agreements require Sensient to maintain (1) a ratio of consolidated total funded debt to consolidated EBITDA (Leverage Ratio) of not more than 3.5 to 1, (2) a fixed charge coverage ratio of not less than 2.0 to 1.00, and (3) a consolidated adjusted net worth of at least $625 million. The Agreements also include other financial covenants that are customary in transactions of this type and similar to those in Sensient’s existing debt agreements.
     The foregoing is intended to be a general description of the Agreement but does not constitute a full description of it. Reference is made to the full Agreement, which is attached as Exhibit 10.1, and to the related press release, which is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
The following exhibits are furnished with this Report on Form 8-K:

Exhibit 10.1	Note Purchase Agreement dated as of March 22, 2011

Exhibit 99.1:	Sensient Technologies Corporation Press Release dated March 22, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John L. Hammond
	Name:	John L. Hammond
	Title: Date:	Senior Vice President, General Counsel and Secretary March 23, 2011

EXHIBIT INDEX

Exhibit 10.1	Note Purchase Agreement dated as of March 22, 2011

Exhibit 99.1	Sensient Technologies Corporation Press Release dated March 22, 2011